AMERICAN ENTERPRISE LIFE INSURANCE COMPANY

                                POWER OF ATTORNEY

Gumer C. Alvero    Douglas K. Dunning     Carol A. Holton    Paul S. Mannweiler
Eric L. Marhoun    Jeryl A. Millner       James M. Odland    Teresa J. Rasmussen

Do hereby jointly and severally authorize Eric L. Marhoun, Mary Ellyn Minenko, James M. Odland, Teresa J.Rasmussen, H. Bernt von Ohlen and Susan Wold to sign as their agent any Registration Statement, pre-effective amendment, post-effective amendment and any application for exemptive relief of the American Enterprise Life Insurance Company under the Securities Act of 1933 and/or the Investment Company Act of 1940, and do hereby ratify such signatures heretofore made by such persons.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney for the purpose herein set forth.

Dated the 16th day of April, 2003.


/s/ Jeryl A. Millner
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    Jeryl A. Millner